Exhibit 5.1

OPINION AND CONSENT OF DORSEY & WHITNEY LLP

June 30, 2014

BSD Medical Corporation

2188 West 2200 South

Salt Lake City, Utah 84119

Re:	Registration Statement on Form S-3
File No. 333-184164

Ladies and Gentlemen:

We have acted as counsel to BSD Medical Corporation, a Delaware corporation (the “Company”), in connection: (i) with the above-captioned Registration Statement on Form S-3 (“Registration Statement”), filed pursuant to the Securities Act of 1933 (the “Act”), as amended, (ii) the Prospectus Supplement dated June 26, 2014 to the Prospectus dated October 11, 2012 (together, the “Prospectus”), relating to the issuance and sale by the Company under the Registration Statement of a total of 9,900,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”), which includes 5,500,000 shares and sale of Common Stock and shares underlying warrants (the “Warrants”) to initially acquire 4,400,000 shares of the Company’s Common Stock (the “Warrant Shares”), (iii) the current report on Form 8-K dated June 26, 2014, and as amended on June 30, 2014, pertaining to the Shares and which will include this opinion letter as an exhibit and result in it being filed by the Company as Exhibit 5.1 to the Registration Statement by incorporation by reference, and (iv) the current report on Form 8-K dated June 27, 2014, which is incorporated by reference into the Registration statement. pursuant to the Securities Purchase Agreement, dated as of June 25, 2014 (the “Securities Purchase Agreement”), between the Company and the purchasers named on the signature pages thereto.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below.  In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, upon issuance, delivery, and payment therefor pursuant to the terms of the Securities Purchases Agreement, will be validly issued, fully paid, and non-assessable; (ii) the Warrants are duly authorized and, provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when issued and sold pursuant to the terms of the Securities Purchase Agreement and the Warrants, will be duly issued and will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application relating to or affecting creditors’ rights, and by general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iii) if, as, and when the Warrant Shares are issued and delivered by the Company in accordance with the terms of each Warrant and the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time, including, without limitation, the payment in full of applicable consideration, the Warrant Shares will be validly issued, fully paid, and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law and the federal laws of the United States of America, and as to the Warrants constituting valid and legally binding obligations of the Company, with respect to the laws of the State of New York.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ DORSEY & WHITNEY LLP